Exhibit 99.5

Employee Q&A for the Nokia Acquisition of NAVTEQ

This document is NOT to be shared or distributed externally.
It is only to be used to answer NAVTEQ employee questions.

Why did Nokia decide to buy NAVTEQ?

Nokia has been a close customer of ours since 2005. Earlier this year, we engaged in discussions about how we could create a closer relationship or strategic alliance. Through this process, Nokia concluded that NAVTEQ’s map content and traffic capabilities are complementary to its expansion into LBS services and determined that NAVTEQ had the best quality and breadth of products (maps and traffic).

Why did we accept this deal?

Our Board of Directors determined that accepting Nokia’s offer was in the best interest of the Company and its shareholders.

How is this different than TomTom/TeleAtlas?

Nokia has more than 900 million customers worldwide and represents an opportunity to acquire probe data and user feedback on a significant scale that will strengthen our data quality and enable development of new products. Nokia brings the fifth most powerful brand in the world to the location-based applications arena. Nokia is pioneering location-based services in new countries where the penetration of handsets significantly exceeds vehicle penetration.

How will this impact our customer relationships?

Strong customer relationships are at the heart of how we operate and this will continue. Our relationship with Nokia should enable us to bring better products and services to all of our customers.

Are there any restrictions for me talking about the “deal” with family and friends?

Both the press release and the CNT News Bureau announcement for employees have been filed with the Securities and Exchange Commission and their content may be shared with families and friends.

Is the deal definitely going to happen?

The completion of the transaction is subject to customary closing conditions and it is estimated that it will close at the end of the first quarter of 2008.

To which part of the Nokia organization will NAVTEQ belong?

NAVTEQ will become a subsidiary of Nokia and NAVTEQ’s business will continue to be operationally independent. NAVTEQ’s CEO will report directly to the President and CEO of Nokia.

It has been said that we will remain as an “independent unit of Nokia. What does this mean?

We will get guidance from Nokia with respect to our high-level business targets and strategic direction, but as an independent unit we will operate much like we have in the past. Our name and brand will remain NAVTEQ. However, we will co-operate with Nokia wherever it makes business sense.

Are there any major organizational changes planned?

There are no major organizational changes anticipated at this time. We will continue, as we have in the past, to make those changes that are appropriate to respond to the changing marketplace, as well as internal efficiencies.

Will our name change?

There are no plans to change the Company name. We will maintain the NAVTEQ brand.

Is the senior leadership team, including Judson, staying with NAVTEQ?

A strong management team and highly competent personnel is a key reason for Nokia to enter into this transaction. As Judson said, he is personally very excited about this potential merger and the opportunities for NAVTEQ going forward.

Will my position title and tasks change in NAVTEQ after the acquisition?

Likely not. We will continue, as we have in the past, to make those changes that are appropriate to respond to the changing marketplace, as well as internal efficiencies.

Will there be any layoffs?

Cost cutting of this kind is NOT a driver for this deal, so there will be little, if any, impact on headcount at NAVTEQ or Nokia. Both Nokia and NAVTEQ share the view that we are in a growth industry and need to continue investing to continue to lead in this market. NAVTEQ will continue to follow its 2007 Operating Plan, and recruiting will continue as it does today, filling open positions as determined appropriate by division leaders.

Will my compensation or benefits change?

NAVTEQ will continue to administer its compensation and benefits plans and programs for its employees as it does today. After the transaction closes, a new equity plan will be introduced for eligible employees.

What will happen to my stock options (and RSUs for those who have them)?

On the closing date of the transaction, all outstanding stock options, whether vested or not, will be cashed out, and the option holders will receive a cash payment equal to the difference between the per share exercise price of the option and the deal price of $78 per NAVTEQ share, less any applicable withholding taxes. Holders of any RSUs which have vested but which have not been converted into NAVTEQ shares as of the closing date will receive the deal price for the underlying vested NAVTEQ shares, less any applicable withholding taxes. All RSUs that are unvested as of the closing date will be converted into Nokia equity of the same value, and the other terms and conditions (including vesting) will generally remain the same. The full details of this last conversion plan will be available soon.

Will I still receive ADAP for 2007 if I am eligible?

Yes.

Will there be a merit increase for January 2008?

Yes, we will continue with our normal merit process and pay practices.

Do we intend to move any of our major offices to combine with Nokia?

There is no intention to change our major office locations.

Will our headquarters move to Finland?

No. But we hope that more of our teams will have the opportunity to visit Finland, meet our new colleagues, and take advantage of some of the wonderful things Finland has to offer !

Will any of our current policies or practices change?

Although we may need to make some minor changes in order to be in compliance with some of our new parent company’s policies, we think the impact will be minimal.

Can you summarize what will change in our everyday life after the acquisition?

We believe there will be very few, if any, changes in our everyday life. The most noticeable difference is that you will be looking out for NOK on the New York Stock Exchange instead of NVT.

NAVTEQ Corporation (“NAVTEQ” or the  “Company”) will file a preliminary and definitive proxy statement and other relevant documents with the Securities and Exchange Commission (SEC) with respect to the proposed merger. The definitive proxy statement, when available, will be sent to NAVTEQ stockholders seeking their approval of the proposed merger.  Investors and NAVTEQ stockholders are urged to read carefully the preliminary and definitive proxy statement and other materials when they become available before making any voting decision because it will contain important information about the proposed merger. In addition, the documents filed with the SEC by NAVTEQ may be obtained free of charge from NAVTEQ’s website at www.NAVTEQ.com or by directing a request to NAVTEQ  Thomas R. Fox, 425 West Randolph Street, Chicago, IL 60606. Attention: Investor Relations, telephone: 1 312 894 7500

NAVTEQ and certain of its executive officers, directors and other employees may be deemed to be participants in the solicitation of proxies from NAVTEQ’s stockholders in connection with the proposed merger.  Information about the executive officers, directors and other employees of NAVTEQ and their direct or indirect interests, by security holdings or otherwise, in the merger will be set forth in the proxy statement when it becomes available and is also included in NAVTEQ’s proxy statement for its 2007 Annual Meeting, which was filed with the SEC on April 10, 2007 and Annual Report on form 10-K for the year ended December 31, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at NAVTEQ as described above.